EMPLOYMENT AGREEMENT


     THIS AGREEMENT, made and entered into as of this 15th day of May, 1995, by and among Kansas City Southern Industries, Inc. ("KCSI"), a Delaware corporation, The Kansas City Southern Railway Company, a Missouri corporation ("Railway") and Michael R. Haverty, an individual ("Executive").
     WHEREAS, KCSI, Railway and Executive desire for Railway to employ Executive for the period and on the terms and conditions set forth in this Agreement and to provide an incentive to Executive to remain in the employ of Railway hereafter, particularly in the event of any Change in Control of KCSI (as herein defined), thereby establishing and preserving continuity of management of Railway.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between Railway and Executive as follows:
     1. Employment. Railway hereby employs Executive as its President and Chief Executive Officer, to have general supervision over, responsibility for and control of the day-to-day business and affairs of Railway, subject to the powers vested in the Board of Directors of Railway (the "Board") and in the stockholder of Railway. The Executive shall have such other powers, duties and responsibilities consistent with his position as President and Chief Executive Officer of Railway as may be prescribed from time to time by the Board. Executive shall faithfully perform his duties under this Agreement to the best of his ability in accordance with the reasonable directions of the Board and shall devote all of his working time and efforts to the business and affairs of Railway and its affiliates; provided, however, that to an extent consistent with the needs of Railway and its affiliates, Executive shall be entitled to expend a reasonable amount of time on civic and philanthropic activities and the management of personal and family investments.
     2.   Compensation.
          (a) Base Compensation. Railway shall pay Executive as compensation for his services hereunder an annual base salary at the rate of Five Hundred Thousand Dollars ($500,000.00), to be paid in equal installments on Railway's normal payroll dates.
          (b) Incentive Compensation. During the term of this Agreement, Executive shall not be entitled to participate in the KCSI or Railway Incentive Compensation Plan. In lieu thereof:
          (I) Executive may receive a cash bonus up to $500,000 for the period from the date of this Agreement through December 31, 1995 as determined in the sole discretion of the KCSI Board of Directors. Such bonus shall be payable within 60 days after December 31, 1995.
          (ii) For the period January 1, 1996 through December 31, 1998, Executive shall have the right to earn Performance Shares under the KCSI Restated and Amended 1991 Stock Option and Performance Award Plan up to a total of 42,000 shares of KCSI common stock ("Performance Shares"). The right to earn such Performance Shares shall be based on performance goals which are established in part (60%) on the three year cumulative return on Annual Average Capital Employed and in part (40%, annually awarded) on growth in Net Income during each Annual Period commencing January 1,
     1996.  The performance goals are to (A) exceed KCSR actual experience and
     (B) move toward meeting and exceeding industry average, with the actual targets to be approved by the KCSI Board of Directors in connection with approval of a 1996-8 business plan to be developed by Executive. For purposes of the performance goals to be established by the Board of Directors, the following definitions shall apply:
          Net Income shall mean after-tax net income as reported by the KCSI Transportation Division in accordance with generally accepted accounting principles, in effect for the applicable period, applied on a consistent basis prior to financial statement classifications for discontinued operations, cumulative effect of changes in accounting principles, extraordinary items and prior period adjustments.
          Capital Employed shall mean the total of the Transportation Division short term debt, long term debt and stockholder equity as reported in KCSI's quarterly financial statements.
          Average Annual Capital Employed shall mean the total of the Capital Employed as of the end of each quarter in an Annual Period and the end of the prior Annual Period, divided by five (5).
          Annual Period shall mean each period of January 1 through December 31 during the term of this Agreement, commencing January 1, 1996, or the period of January 1, 1995 through December 31, 1995, as the case may be.
               (iii) In the event of termination of employment by reason of the death or disability of Executive or termination of Executive's employment by Railway or KCSI under Paragraph 4(C) of this Agreement other than at year-end, Executive shall be entitled to receive:
                    (A) A pro rata number of the Performance Shares awarded on the basis of growth in Net Income which could be earned in the Annual Period in which the termination occurs. The Net Income during the portion of the Annual Period employed shall be annualized in computing annual Net Income growth, and the number of shares awarded shall be based on the portion of the Annual Period employed. Growth in Net Income for a portion of an Annual Period shall be based on growth through the month-end which is closest to the date of termination of employment.
                    (B) A pro rata number of the Performance Shares awarded on the basis of Annual Average Capital Employed, computed using the cumulative return on Average Annual Capital Employed from January 1, 1996 through the date of termination. Return on Average Annual Capital Employed for less than an Annual Period shall be based on the return through the end of the calendar quarter which is closest to the date of termination of employment.
          (C) Stock Options. As additional compensation for his services hereunder, Executive has been granted an option to purchase a total of One Hundred Thousand (100,000) shares of common stock of KCSI on the terms and conditions set forth in the standard Stock Option Agreement approved by the Compensation Committee of KCSI, subject to the further provisions of this Paragraph 2(c). The said option shall become exercisable on January 1, 1999, provided Executive remains employed by Railway through December 31, 1998. However, the option shall become exercisable early, subject to Executive's continued employment by Railway, in accordance with the following schedule if the common stock of KCSI shall have had a fair market value per share (based on closing price on the New York Stock Exchange) for at least thirty (30) consecutive trading days at or above the threshold prices set forth below:

                                   Number of Shares For
                                   Which Option Becomes
          Threshold Price           Exercisable Early
               $50.00              33,333
                60.00              33,333
                70.00              33,334

Provided Executive remains employed by Railway through December 31, 1998, the option shall become exercisable on January 1, 1999, but only for a period of thirty (30) days, with respect to any shares as to which the option shall not have previously become exercisable. With respect to any shares as to which the option becomes exercisable prior to July 1, 1998, such exercisability shall continue for a period of ten (10) years from the date of grant of the option.
     3. Benefits. During the term of his employment hereunder, Railway shall provide Executive with coverage under such benefit plans and programs as are made generally available to executive employees of Railway, provided (a)
Railway shall have no obligation with respect to any plan or program if Executive is not eligible for coverage thereunder, and (b) Executive acknowledges that stock options and other stock and equity participation awards are granted in the discretion of the KCSI Board of Directors or Compensa-tion Committee and that Executive has no right to receive stock options or other equity participation awards or any particular number or level of stock options or other awards. Executive acknowledges that all rights and benefits under benefit plans and programs shall be governed by the official text of each such plan or program and not by any summary or description thereof or any provision of this Agreement and that Railway is under no obligation to continue in effect or to fund any such plan or program, except as provided in Paragraph 7 hereof. Railway also shall reimburse Executive for ordinary and necessary travel and other business expenses in accordance with policies and procedures established by Railway.
     4.   Term.
          (a) Basic Term. This Agreement shall continue in effect until December 31, 1998, except that this Agreement and Executive's employment hereunder shall terminate automatically on the death or disability of Executive and may be terminated at an earlier time in accordance with Paragraph 4(b) or 4(C) below. For purposes of this Agreement, Executive shall be deemed to be disabled if he is unable to engage in a significant portion of his normal duties for Railway by reason of any physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.
          (b) Early Termination. Prior to June 30, 1998, Executive may terminate his employment upon any material breach of this Agreement by Railway or KCSI, and Railway or KCSI may terminate Executive's employment
"for cause". For purposes of this Agreement, termination "for cause" shall mean termination based upon any one or more of the following:
               (I)  Any material breach of this Agreement by Executive;
               (ii) Executive's dishonesty involving Railway or KCSI or any subsidiary of Railway or KCSI;
               (iii) Gross negligence or willful misconduct in the performance of Executive's duties as determined in good faith by the Board;
               (iv) Willful failure by Executive to follow reasonable instructions of the Board concerning the operations or business of Railway or any subsidiary of Railway;
               (v)  Executive's fraud or criminal activity; or
               (vi) Embezzlement or misappropriation by Executive.
          (C) Railway or KCSI may terminate this Agreement and Executive's employment other than for cause immediately upon notice to Executive and in such event, Railway shall provide severance benefits to Executive in accordance with Paragraph 5 below.
     5. Severance Payment. In the event of termination of Executive's employment under Paragraph 4(C) of this Agreement, Railway shall continue, for a period of twenty-four (24)months following such termination, (I) to pay to Executive as severance pay a monthly amount equal to one-twelfth (1/12th) of the annual base salary provided for in Section 2(a) of this Agreement, and, (ii) to reimburse Executive for the cost (including state and federal income taxes payable with respect to this reimbursement) of obtaining comparable coverage to the health and life insurance provided under this Agreement, unless Executive is provided comparable coverage in connection with other employment. The foregoing obligations of Railway shall continue until the end of the said twenty-four (24) month period notwithstanding the death or disability of Executive during said period (except, in the event of death, the obligation to reimburse Executive for the cost of life insurance shall not continue). After termination of employment, Executive shall not be entitled to accrue or receive benefits under the KCSI Executive Plan or the KCSI Incentive Compensation Plan with respect to the severance pay provided herein, notwithstanding that benefits under such plans then are still generally available to executive employees of Railway; contributions and benefits under such plans, if any, with respect to the year of termination shall be based solely upon compensation paid to Executive for periods prior to termination. In the year of termination, Executive shall be entitled to participate in the KCSI Profit Sharing Plan and the KCSI Employee Stock Ownership Plan (if Railway employees then still participate in such plans) only if the Executive meets all requirements of such plans for participation in such year.
     6.   Non-Disclosure; Duties; Survival.
          (a) Non-Disclosure. During the term of this Agreement and at all times after any termination of this Agreement, Executive shall not, either directly or indirectly, use or disclose any KCSI trade secret, except to the extent necessary for Executive to perform his duties for KCSI or Railway while an employee. For purposes of this Agreement, the term "KCSI trade secret" shall mean any information regarding the business or activities of KCSI or any subsidiary or affiliate, including any formula, pattern, compilation, program, device, method, technique, process, customer list, technical information or other confidential or proprietary information, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts of KCSI or its subsidiary or affiliate that are reasonable under the circumstance to maintain its secrecy. In the event of any breach of this Paragraph 6 by Executive, Railway shall be entitled to terminate any and all remaining severance benefits under Paragraph 5 above and shall be entitled to pursue such other legal and equitable remedies as may be available.
          (b) Duties. Upon termination of this Agreement by KCSI, Railway or Executive for any reason, Executive shall immediately return to KCSI or Railway all KCSI trade secrets which exist in tangible form and shall sign such written resignations from all positions as an officer, director or member of any committee or board of KCSI and all direct and indirect subsidiaries and affiliates of KCSI as may be required by KCSI or Railway and shall sign such other documents and papers relating to Executive's employment, benefits and benefit plans as KCSI or Railway may reasonably request.
          (C) Survival. The provisions of Paragraphs 6(a) and (b) of this Agreement shall survive any termination of this Agreement by KCSI, Railway or Executive, and the provisions of Paragraph 5 shall survive any termination of this Agreement as to which Paragraph 5 is applicable.
     7.   Continuation of Employment Upon Change in Control.
          (a) Continuation of Employment. Subject to the terms and conditions of this Agreement, in the event of a Change in Control of KCSI (as defined in Paragraph 7(d)) at any time during the term of this Agreement, Executive will remain in the employ of Railway for a period of an additional three years from the date of such Change in Control (the "Control Change Date"). In the event of a Change in Control of KCSI, subject to the terms and conditions of this Agreement, Railway shall, for the three year period (the "Three-Year Period") immediately following the Control Change Date, continue to employ Executive at not less than the executive capacity Executive held immediately prior to the Change in Control of KCSI. During the Three-Year Period, Railway shall continue to pay Executive salary on the same basis, at the same intervals, and at a rate not less than that, paid to Executive at the Control Change Date.
          (b) Benefits. During the Three-Year Period, Executive shall be entitled to participate, on the basis of his executive position, in each of the following plans (together, the "Specified Benefits") in existence, and in accordance with the terms thereof, at the Control Change Date:
               (I)  any incentive compensation plan;
               (ii) any benefit plan, and trust fund associated therewith, related to (A) life, health, dental, disability, or accidental death and dismemberment insurance, (B) profit sharing, thrift or deferred savings (including deferred compensation, such as under Sec. 401(k) plans), (C) retirement or pension benefits, (D) ERISA excess benefits and (E) tax favored employee stock ownership (such as under ESOP, TRASOP, TCESO or PAYSOP programs); and
               (iii) any other benefit plans hereafter made generally available to executives of Executive's level or to the employees of Railway generally.
In addition, on the Control Change Date, all 42,000 Performance Shares shall become fully vested without regard to any performance goals yet to be achieved and all outstanding options held by Executive under any stock option plan of KCSI or its affiliates shall become immediately exercisable, except that no option may be exercised earlier than permitted by the governing stock option plan.
          (c) Payment. With respect to any plan or agreement under which Executive would be entitled at the Control Change Date to receive Specified Benefits as a general obligation of Railway which has not been separately funded (including specifically, but not limited to, those referred to under Paragraphs 7(b)(I) and 7(b)(ii)(D) above), Executive shall receive within five (5) days after such date full payment in cash (discounted to then present value on the basis of a rate of 7.5 percent per annum) of all amounts to which he is then entitled thereunder.
          (d) Change in Control of KCSI. For purposes of this Agreement, a "Change in Control of KCSI" shall be deemed to have occurred if (a) for any reason at any time less than seventy-five percent (75%) of the members of the Board of Directors of KCSI (the "KCSI Board") shall be individuals who were members of the KCSI Board on the date of this Agreement or individuals whose election, or nomination for election by KCSI's stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the KCSI Board then still in office who were members of the KCSI Board on the date of this Agreement, or (b) any "person" (as such term is used in Sections 13(d) and 14(d)
(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) shall have become, according to a public announcement or filing, without the prior approval of the KCSI Board, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of KCSI representing thirty percent (30%) (forty percent (40%) with respect to Paragraph 7(C) hereof) or more (calculated in accordance with Rule 13d-3) of the combined voting power of KCSI's then outstanding voting securities (such "person" hereafter referred to as a "Major Stockholder"); or (C) the stockholders of KCSI shall have approved a merger, consolidation or dissolution of KCSI or a sale, lease, exchange or disposition of all or substantially all of KCSI's assets, or a Major Stockholder shall have proposed any such transaction, unless any such merger, consolidation, dissolution, sale, lease, exchange or disposition shall have been approved by a least seventy-five percent (75%) of the members of the KCSI Board who were either (I) members of the KCSI Board on the date of this Agreement or (ii) elected or nominated by at least seventy-five percent (75%) of the members of the KCSI Board then still in office who were members of the KCSI Board on the date of this Agreement.
          (e) Termination After Control Change Date. Notwithstanding any other provision of this Agreement, at any time after the Control Change Date, Railway may, through its Board, terminate the employment of Executive (the "Termination"), but within five (5) days of the Termination it shall pay to Executive his full base salary through the Termination, to the extent not theretofore paid, plus a lump sum amount (the "Special Severance Payment") equal to the product (discounted to then present value on the basis of a rate of 7.5% per annum) of his annual base salary in effect at Termination multiplied by the number of years and any portion thereof remaining in the Three-Year Period (or if the balance of the Three-Year Period after Termination is less than one year, for one year, [hereinafter called the "Extended Period"]). Specified Benefits to which Executive was entitled immediately prior to Termination shall continue until the end of the Three-Year Period (or the Extended Period, if applicable); provided that: (a) if any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Executive after Termination, then Railway shall pay to Executive within five (5) days after Termination a lump sum payment equal to the amount of Specified Benefits Executive would have received if Executive had been fully vested and a continuing participant in such plan to the end of the Three-Year Period or the Extended Period, if applicable; and
(b) if Executive obtains new employment following Termination, then following any waiting period applicable to participation in any plan of the new employer, Executive shall continue to be entitled to receive benefits pursuant to this sentence only to the extent such benefits would exceed those available to Executive under comparable plans of the Executive's new employer (but Executive shall not be required to repay any amounts then already received by him).
          (f) Resignation After Control Change Date. In the event of a Change in Control of KCSI, thereafter, upon good reason (as defined below), Executive may, at any time during the Three-Year Period or the Extended Period, in his sole discretion, on not less than thirty (30) days' written notice to the Secretary of Railway and effective at the end of such notice period, resign his employment with Railway (the "Resignation"). Within five (5) days of such a Resignation, Railway shall pay to Executive his full base salary through the effective date of such Resignation, to the extent not theretofore paid, plus a lump sum amount equal to the Special Severance Payment (computed as provided in the first sentence of Paragraph 7(e), except that for purposes of such computation all references to "Termination" shall be deemed to be references to "Resignation"). Upon Resignation of Executive, Specified Benefits to which Executive was entitled immediately prior to Resignation shall continue on the same terms and conditions as provided in Paragraph 7(e) in the case of Termination (including equivalent payments provided for therein). For purposes of this Agreement, Executive shall have "good reason" if there occurs without his consent (a) a reduction in the character of the duties assigned to Executive or in Executive's level of work responsibility or conditions; (b) a reduction in Executive's base salary as in effect immediately prior to the Control Change Date or as the same may have been increased thereafter; (c) a failure by Railway or its successor to (I) continue any of the plans of the type referred to in Paragraph 7(b) which shall have been in effect at the Control Change Date (including those providing for Specified Benefits) or to continue Executive as a participant in any of such plans on at least the basis in effect immediately prior to the Control Change Date; or (ii) provide other plans under which at least equivalent compensation and benefits are available and in which Executive continues to participate on a basis at least equivalent to his participation in the Railway plans in effect immediately prior to the Control Change Date; or (iii) to make the payment required under Paragraph 7(c);
(d) the relocation of the principal executive offices of Railway or its successor to a location outside the metropolitan area of Kansas City, Missouri or requiring Executive to be based anywhere other than Railway's principal executive office except for required travel on Railway's business to an extent substantially consistent with Executive's obligations immediately prior to the Control Change Date; or (e) any breach by Railway of this Agreement to the extent not previously specified.
          (g) Termination for Cause After Control Change Date. Notwithstanding any other provision of this Agreement, at any time after the Control Change Date, Executive may be terminated by Railway "for cause" without notice and without any payment hereunder only if such termination is for an act of dishonesty by Executive constituting a felony under the laws of the State of Missouri which resulted or was intended to result in gain or personal enrichment of Executive at Railway's expense.
          (h) Gross-Up Provision. If any portion of any payments received by Executive from Railway on or after the Control Change Date (whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with KCSI, its successors or any person whose actions result in a Change of Control), shall be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor statutory provision ("Parachute Payments"), Railway shall pay to Executive, within five (5) days of Executive's Termination or Resignation such additional amounts as are necessary so that, after taking into account any tax imposed by such Section 4999 or any successor statutory provision on any such Parachute Payments (as well as any income tax or Section 4999 tax on payments made pursuant to this sentence), Executive is in the same after-tax position that Executive would have been in if such Section 4999 or any successor statutory provision did not apply and no payments were made pursuant to this sentence.
          (I)  Mitigation and Expenses.
               (a)  Other Employment.  After the Control Change Date,
     Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Executive is entitled hereunder.
               (b) Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Executive to protect, enforce or secure rights or benefits claimed by Executive hereunder, Railway shall pay (promptly upon demand by Executive accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys' fees) incurred by Executive in connection with such dispute, without regard to whether Executive prevails in such dispute except that Executive shall repay Railway any amounts so received if a court having jurisdiction shall make a final, nonappealable determination that Executive acted frivolously or in bad faith by such dispute. To assure Executive that adequate funds will be made available to discharge Railway's obligations set forth in the preceding sentence, Railway has established a trust and upon the occurrence of a Change in Control of KCSI shall promptly deliver to the trustee of such trust to hold in accordance with the terms and conditions thereof that sum which the Board shall have determined is reasonably sufficient for such purpose.
          (j) Successors in Interest. The rights and obligations of Executive, Railway and KCSI under this Paragraph 7 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Railway, KCSI and Executive, regardless of the manner in which such successors of assigns shall succeed to the interest of Railway, KCSI or Executive hereunder, and this Paragraph 7 shall not be terminated by the voluntary or involuntary dissolution of Railway or KCSI or by any merger or consolidation or acquisition involving Railway or KCSI, or upon any transfer of all or substantially all of Railway's or KCSI's assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provisions of this Paragraph 7 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.
          (k) Prevailing Provisions. On and after the Control Change Date, the provisions of this Paragraph 7 shall control and take precedence over any other provisions of this Agreement which are in conflict with or address the same or a similar subject matter as the provisions of this Paragraph 7.
     8. Notice. Notices and all other communications to either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by telecopy or deposited in the United States mail by certified or registered mail, postage prepaid, addressed, in the case of Railway, to Railway, 114 West 11th Street, Kansas City, Missouri 64105,
Attention: Secretary, or, in the case of the Executive, to him at 1188 Hobson Mill Drive, Naperville, Illinois 60540 and a copy to Robert H. Wheeler, Oppenheimer, Wolff and Donnelly, 180 N. Stetson, Two Prudential Plaza, Suite 4500, Chicago, Illinois 60601, or to such other address as a party shall designate by notice to the other party.
     9. Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is approved by the Board and agreed to in a writing signed by Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.
     10. Successors and Assigns; Assignment by Executive Prohibited. The rights and obligations of Railway under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Railway. Except as provided in Paragraph 7(j), neither this Agreement nor any of the payments or benefits hereunder may be pledged, assigned or transferred by Executive either in whole or in part in any manner, without the prior written consent of Railway.
     11. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
     12. Controlling Law and Jurisdiction. The validity, interpretation and performance of this Agreement shall be subject to and construed under the laws of the State of Missouri, without regard to principles of conflicts of law.
     13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                         THE KANSAS CITY SOUTHERN RAILWAY COMPANY


                         By________________________________________
                           Landon H. Rowland, Chairman of the Board


                         KANSAS CITY SOUTHERN INDUSTRIES, INC.


                         By________________________________________
                           Landon H. Rowland, President



                         __________________________________________
                         Michael R. Haverty